Exhibit 99.4

Independent Auditors’ Report

The Board of Directors of Eagle Rock Energy G&P, LLC and Unitholders of Eagle Rock Energy Partners, L.P:

We have audited the accompanying combined financial statements of the Midstream Assets of Eagle Rock Energy Partners, L.P., which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, members’ equity, and cash flows for each of the years in the three year period ended December 31, 2013 and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Midstream Assets of Eagle Rock Energy Partners, L.P. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

                /s/ KPMG LLP

Houston, Texas
March 12, 2014

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND 2012
($ in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Accounts receivable (a)	$128,713	$107,423
Risk management assets	4,412	15,216
Prepayments and other current assets	2,060	1,906
Total current assets	135,185	124,545
PROPERTY, PLANT AND EQUIPMENT — Net	1,004,317	985,422
INTANGIBLE ASSETS — Net	102,352	108,051
DEFERRED TAX ASSET	27	—
RISK MANAGEMENT ASSETS	1,621	8,719
OTHER ASSETS	20,457	19,409
TOTAL	$1,263,959	$1,246,146

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$131,495	$106,885
Accrued liabilities	10,899	8,189
Risk management liabilities	6,514	619
Total current liabilities	148,908	115,693
LONG-TERM DEBT	905,404	867,459
ASSET RETIREMENT OBLIGATIONS	8,543	9,015
DEFERRED TAX LIABILITY	5,294	5,008
RISK MANAGEMENT LIABILITIES	2,465	4,264
OTHER LONG TERM LIABILITIES	946	1,128
COMMITMENTS AND CONTINGENCIES (Note 12)
MEMBERS' EQUITY	192,399	243,579
TOTAL	$1,263,959	$1,246,146

(a) Net of allowance for bad debt of $257 as of December 31, 2013 and $219 as of December 31, 2012.

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011
($ in thousands)

	Year Ended December 31,
	2013	2012	2011

REVENUE:
Natural gas, natural gas liquids, oil, condensate and helium sales	$967,949	$706,374	$818,034
Gathering, compression, processing and treating fees	83,659	56,831	47,770
Commodity risk management gains (losses), net	(14,596)	29,784	(4,759)
Other revenue	119	2,864	—
Total revenue	1,037,131	795,853	861,045
COSTS AND EXPENSES:
Cost of natural gas, natural gas liquids, condensate and helium	829,661	577,119	674,566
Operations and maintenance	93,779	78,559	60,827
Taxes other than income	7,342	4,089	3,712
General and administrative	51,227	40,383	31,471
Other operating income	—	—	(2,893)
Impairment	—	131,714	4,560
Depreciation, depletion and amortization	77,726	70,534	64,702
Total costs and expenses	1,059,735	902,398	836,945
OPERATING (LOSS) INCOME	(22,604)	(106,545)	24,100
OTHER INCOME (EXPENSE):
Interest expense, net	(58,273)	(43,357)	(24,189)
Interest rate risk management losses, net	(541)	(2,255)	(6,521)
Other (expense) income, net	287	11	(35)
Total other expense	(58,527)	(45,601)	(30,745)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(81,131)	(152,146)	(6,645)
INCOME TAX PROVISION (BENEFIT)	77	(110)	1,422
LOSS FROM CONTINUING OPERATIONS	(81,208)	(152,036)	(8,067)
DISCONTINUED OPERATIONS, NET OF TAX	—	—	(180)
NET LOSS	$(81,208)	$(152,036)	$(8,247)

 See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011
(in thousands, except unit amounts)

Members' Equity
BALANCE — January 1, 2011	$444,086
Net loss	(8,247)
Distributions to Parent, net	(45,358)
BALANCE — December 31, 2011	390,481
Net loss	(152,036)
Contributions from Parent, net	5,134
BALANCE — December 31, 2012	243,579
Net loss	(81,208)
Contributions from Parent, net	30,028
BALANCE — December 31, 2013	$192,399

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013. 2012 AND 2011
($ in thousands)

	Year Ended December 31,
	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(81,208)	$(152,036)	$(8,247)
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations	—	—	180
Depreciation, depletion and amortization	77,726	70,534	64,702
Impairment	—	131,714	4,560
Amortization of debt issuance costs	3,550	2,707	1,864
Loss (gain) from risk management activities, net	14,822	(27,337)	10,508
Derivative Settlements	10,487	19,446	(30,189)
Equity-based compensation	7,772	5,289	2,834
Loss (gain) on sale of assets	(114)	(28)	205
Other operating income	—	—	(2,893)
Other	744	388	1,977
Changes in assets and liabilities—net of acquisitions:
Accounts receivable	(21,382)	(13,081)	(25,054)
Prepayments and other current assets	(154)	1,785	(2,264)
Risk management activities	—	(2,496)	(14,711)
Accounts payable	31,291	(1,092)	30,345
Accrued liabilities	1,550	975	1,152
Other assets	(4,221)	1,721	(3,832)
Other current liabilities	—	(773)	(66)
Net cash provided by operating activities	40,863	37,716	31,071
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(93,486)	(138,117)	(77,978)
Acquisitions, net of cash acquired	—	(230,640)	—
Proceeds from sale of assets	209	—	5,712
Purchase of intangible assets	(3,903)	(7,404)	(4,406)
Net cash used in investing activities	(97,180)	(376,161)	(76,672)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	371,108	635,822	390,184
Repayment of long-term debt	(333,821)	(533,924)	(574,872)
Proceeds from senior notes	—	246,253	297,837
Payment of debt issuance costs	—	(6,519)	(12,022)
Derivative contracts	(3,311)	(3,032)	(1,582)
Contributions from (distributions to) Parent	22,341	(155)	(54,482)
Net cash provided by financing activities	56,317	338,445	45,063
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	—	—	538
Net cash provided by discontinued operations	—	—	538
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS—Beginning of period	—	—	—
CASH AND CASH EQUIVALENTS—End of period	$—	$—	$—

NONCASH INVESTING AND FINANCING ACTIVITIES:
Investments in property, plant and equipment, not paid	$3,807	$10,488	$8,248
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid—net of amounts capitalized	$55,089	$38,593	$19,622

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business—Eagle Rock Energy Partners, L.P., and its subsidiaries (collectively "Eagle Rock Energy," the "Parent" or the "Partnership"), is a limited partnership engaged in (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids ("NGLs"); and crude oil and condensate logistics and marketing (the “Midstream Business”); and (ii) the business of developing and producing interests in oil and natural gas properties (the “Upstream Business”).  The accompanying combined financial statements represent the assets and operations of the entities that make up the Partnership's Midstream Business ("Eagle Rock Midstream").  The assets are strategically located in four productive, mature natural gas producing regions; the Texas Panhandle, East Texas/Louisiana, South Texas and the Gulf of Mexico, and its natural gas pipelines gather natural gas from designated points near producing wells and transport these volumes to third-party pipelines, Eagle Rock Midstream's gas processing plants, utilities and industrial consumers.  Natural gas transported to Eagle Rock Midstream's gas processing plants, either in Eagle Rock Midstream's pipelines or third party pipelines, is treated to remove contaminants and conditioned or processed into marketable natural gas and NGLs.

Recent Developments—On December 23, 2013, the Partnership announced that it had entered into a definitive agreement to contribute Eagle Rock Midstream to Regency Energy Partners LP ("Regency") for total consideration of up to $1.325 billion, consisting of $200 million of newly issued Regency common units and a combination of cash and assumed debt, subject to certain closing conditions.  As part of this transaction, Regency will conduct an offer to exchange the Partnership $550 million of outstanding senior unsecured notes into an equivalent amount of Regency senior unsecured notes with the same tenor, coupon and a comparable covenant package.  The cash portion of the purchase price will be reduced by the amount of notes exchanged subject to a 10% adjustment factor, such that if all $550 million of bonds are exchanged, the total consideration will equal $1.27 billion ($1.325 billion less $55 million) consisting of $200 million in Regency units, $550 million of assumed debt and $520 million of cash proceeds. The transaction is subject to the approval of the Partnership's unitholders, Hart-Scott-Rodino Antitrust Improvements Act of 1976 approval and other customary closing conditions.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—The accompanying audited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Eagle Rock Midstream, in addition to the processing plants and gathering systems it operates, is the owner of non-operated undivided interests in certain gas processing plants and gas gathering systems and owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Midstream includes its pro-rata share of assets, liabilities, revenues and expenses related to these assets in its financial statements. All intercompany accounts and transactions are eliminated in the combined financial statements.

The accompanying combined financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements and Staff Bulletin ("SAB") Topic 1-B, Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.  Certain expenses incurred by the Partnership are only indirectly attributable to Eagle Rock Midstream.  As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to Eagle Rock Midstream, so that the accompanying combined financial statements reflect substantially all costs of doing business.  The allocations and related estimates and assumptions are described more fully in Notes 4 and 9.

The Partnership has allocated various corporate overhead expenses to Eagle Rock Midstream based on percentage of usage or headcount.  These allocations are not necessarily indicative of the cost that Eagle Rock Midstream would have incurred had it operated as an independent stand-alone entity.  As such, the combined financial statements may not fully reflect what Eagle Rock Midstream's financial position, results of operations and cash flows would have been had Eagle Rock Midstream operated as a stand-alone company during the periods presented.  Eagle Rock Midstream has also relied upon the Partnership and its affiliates as a participant in the Partnership's credit facility.  As a result, historical financial information is not necessarily indicative of what Eagle Rock Midstream's financial position, results of operations and cash flows will be in the future.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates and assumptions are evaluated on a regular basis. The estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

Concentration and Credit Risk—Concentration and credit risk for Eagle Rock Midstream principally consists of accounts receivable.

Eagle Rock Midstream derives its revenue from customers primarily in the natural gas industry. Industry concentrations have the potential to impact Eagle Rock Midstream's overall exposure to credit risk, either positively or negatively, in that Eagle Rock Midstream's customers could be affected by similar changes in economic, industry or other conditions. However, Eagle Rock Midstream believes the risk posed by this industry concentration is offset by the creditworthiness of its customer base. Eagle Rock Midstream's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Certain Other Concentrations—Eagle Rock Midstream relies on natural gas producers for its natural gas and natural gas liquid supply, with the top two producers accounting for 24% of its natural gas supply for the year ended December 31, 2013. While there are numerous natural gas and natural gas liquid producers, and some of these producers are subject to long-term contracts, Eagle Rock Midstream may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all. If Eagle Rock Midstream were to lose all or even a portion of the natural gas volumes supplied by these producers and was unable to acquire comparable volumes, its results of operations and financial position could be materially adversely affected. For the year ended December 31, 2013, ONEOK, Inc. and Chevron Corporation, Eagle Rock Midstream's largest customers, represented 25% and 14%, respectively, of its total sales revenue (including realized and unrealized gains on commodity derivatives).

Inventory—Inventory is stated at the lower of cost or market, with cost being determined using the average cost method.  At December 31, 2013 and 2012, Eagle Rock Midstream had $1.8 million and $1.4 million, respectively, of crude oil inventory which is recorded as part of Other Current Assets within the audited combined balance sheet.

Property, Plant and Equipment—Property, plant and equipment consists primarily of gas gathering systems, gas processing plants, NGL pipelines, conditioning and treating facilities and other related facilities,  which are carried at cost less accumulated depreciation and amortization. Eagle Rock Midstream charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. Eagle Rock Midstream capitalizes interest costs on major projects during extended construction time periods.  Such interest costs are allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets.  Eagle Rock Midstream calculates depreciation on the straight-line method over estimated useful lives of its newly developed or acquired assets. The weighted average useful lives are as follows:

Plant Assets	20 years
Pipelines and equipment	20 years
Gas processing and equipment	20 years
Office furniture and equipment	5 years

Other Assets— As of December 31, 2013, other assets primarily consist of debt issuance costs, net of amortization, of $13.0 million; business deposits to various providers and state or regulatory agencies of $6.5 million; and investments in unconsolidated affiliates of $0.9 million. As of December 31, 2012, other assets primarily consist of debt issuance costs, net of amortization, of $15.9 million; business deposits to various providers and state or regulatory agencies of $2.2 million; and investments in unconsolidated affiliates of $0.9 million.

Impairment of Long-Lived Assets—Management evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the assets. Management considers various factors when determining if these assets should be evaluated for impairment, including, but not limited to:

•	significant adverse changes in legal factors or in the business climate;
•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;
•	a significant change in the market value of an asset; or
•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset's carrying value over its fair value.  Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management's intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

See Note 6 for further discussion on impairment charges.

Revenue Recognition—Eagle Rock Midstream's primary types of sales and service activities reported as operating revenue include:

•	sales of natural gas, NGLs, crude oil, condensate and helium;
•
natural gas gathering, processing and transportation, from which Eagle Rock Midstream generates revenues primarily through the compression, gathering, treating, processing and transportation of natural gas; and

•	NGL transportation from which Eagle Rock Midstream generates revenues from transportation fees.

Revenues associated with sales of natural gas, NGLs, crude oil, condensate and helium are recognized when title passes to the customer, which is when the risk of ownership passes to the customer and physical delivery occurs.  Revenues associated with transportation and processing fees are recognized in the period when the services are provided.

For gathering and processing services, Eagle Rock Midstream either receives fees or commodities from natural gas producers under various types of contracts including percentage-of-proceeds, fixed recovery and percent-of-index arrangements.  Eagle Rock Midstream also recognizes fee-based service revenues for services such as transportation, compression and processing.

Transportation and Exchange Imbalances—In the course of transporting natural gas and NGLs for others, Eagle Rock Midstream may receive for redelivery different quantities of natural gas or NGLs than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cash out provisions.  Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the combined balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances.  As of December 31, 2013, Eagle Rock Midstream had imbalance receivables totaling $0.7 million and imbalance payables totaling $1.6 million.  As of December 31, 2012, Eagle Rock Midstream had imbalance receivables totaling $0.9 million and imbalance payables totaling $2.1 million.  Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.

Environmental Expenditures—Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

Income Taxes—Provision for income taxes is primarily applicable to Eagle Rock Midstream's state tax obligations under the Revised Texas Franchise Tax (the “Revised Texas Franchise Tax”). Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of the tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax. In May 2006, the State of Texas expanded its pre-existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships. As a result of the change in tax law, Eagle Rock Midstream's tax status in the State of Texas changed from non-taxable to taxable effective with the 2007 tax year.

Since the Partnership is structured as a pass-through entity, it is not subject to federal income taxes. As a result, its partners are individually responsible for paying federal and certain income taxes on their share of the Partnership's taxable income. Since the Partnership does not have access to information regarding each partner's tax basis, it cannot readily determine the total difference in the basis of the Partnership's net assets for financial and tax reporting purposes.

As Eagle Rock Midstream is not a separate legal entity, it does not file its own tax returns, but its results are included within the Partnership's consolidated tax return.  In order to present the effect on the results of Eagle Rock Midstream had it not been eligible to be included in the Partnership's consolidated income tax returns, the tax provision have been presented on a separate return basis in accordance with the guidance under Staff Accounting Bulletin ("SAB") Topic 1B.

Derivatives—Authoritative guidance establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.  The guidance provides that normal purchase and sale contracts, when appropriately designated, are not subject to the guidance.  Normal purchases and sales are contracts which provide for the purchase or sale of something, other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business.  The Partnership's forward natural gas and crude oil purchase and sales contracts are designated as normal purchases and normal sales, with the exception of certain contracts with its natural gas trading and marketing business.  The Partnership uses financial instruments such as swaps, collars and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates.  The Partnership recognizes these financial instruments on its combined balance sheet at the instrument's fair value with changes in fair value reflected in the combined statement of operations, as the Partnership has not designated any of these derivative instruments as hedges.  The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the statement of cash flows. See Note 11 for a description of the Partnership's risk management activities and the amounts allocated to Eagle Rock Midstream.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued new guidance related to disclosure requirements about the nature of an entity's rights of set-off and related arrangements associated with its financial instruments and derivative instruments.  The new disclosures are designed to make financial statements that are prepared under U.S. GAAP more comparable to those prepared under IFRS.  To better facilitate comparison between financial statements prepared under U.S. GAAP and IFRS, the new disclosures will give financial statement users information about both gross and net exposures.  The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and did not have a material impact on Eagle Rock Midstream's financial statements for the year ended December 31, 2013.  See Notes 10 and 11 for the disclosures related to the rights of set-off and the gross and net exposure related to the derivative instruments.

NOTE 4. RELATED PARTY TRANSACTIONS

As Eagle Rock Midstream does not have its own bank accounts, all cash receipts and payments related to the operating activities of Eagle Rock Midstream are handled by the Partnership.  Transactions between Eagle Rock Midstream and the Partnership, as described below under "Purchases of Natural Gas and Condensate" that will be settled in cash are recorded as part of accounts payable within the audited combined balance sheet.  For the transactions that will not be settled in cash, the amounts have been accounted for as either contributions from or distributions to the Partnership.

Cost Allocation

Expenses of employees, whose work directly impacts the assets of Eagle Rock Midstream (the "Eagle Rock Midstream Employees"), are charged directly to Eagle Rock Midstream and recorded as part of operations and maintenance and general and administrative expenses.  In addition, the Partnership has allocated certain overhead costs associated with general and administrative services, including facilities, insurance, information services, human resources and other support departments to Eagle Rock Midstream.  Where costs incurred on Eagle Rock Midstream's behalf cannot be determined by specific identification, the costs are primarily allocated to Eagle Rock Midstream based on percentage of departmental usage or headcount.  Eagle Rock Midstream believes these allocations are a reasonable reflection of the utilization of services provided.  However, the allocations may not fully reflect the expenses that would have been incurred had Eagle Rock Midstream been a stand-alone company during the periods presented.  During the years ended December 31, 2013, 2012 and 2011, the Partnership allocated general and administrative expenses of $28.3 million, $24.2 million, and $18.3 million, respectively, to Eagle Rock Midstream.

Purchases of Natural Gas and Condensate

Eagle Rock Midstream enters into transactions with the Partnership and affiliates of Natural Gas Partners ("NGP").  NGP owns a significant equity positions in the Partnership and is also represented on the board of directors of the Partnership's general partner's general partner.  Eagle Rock Midstream purchases natural gas from affiliates of NGP, which is gathered and processed through Eagle Rock Midstream's plants.  Purchases of natural gas and condensate from the Partnership are resold through Eagle Rock Midstream's natural gas marketing and trading and crude oil and condensate logistics and marketing businesses.

The following table summarizes purchase transactions between Eagle Rock Midstream, the Partnership and other affiliated entities:

	Years Ended December 31,
	2013	2012	2011
	($ in thousands)
Natural gas purchases from affiliates of NGP	$2,938	$2,713	$6,097
Natural gas purchases from the Partnership	$7,973	$10,134	$5,487
Condensate purchases from the Partnership	$39,075	$43,209	$42,716
Payable as of December 31,	$3,529	$2,952

Risk Management Instruments

To mitigate commodity price and interest rate risks, the Partnership has entered into both interest rate and commodity derivative contracts.  Certain commodity derivative instruments have been allocated to Eagle Rock Midstream based on the expected future production of wells currently flowing to Eagle Rock Midstream's processing plants, plus additional volumes that it expects to received from future third party drilling.  Certain interest rate derivative instruments have been allocated to Eagle Rock Midstream based on the proportionate amount of the amount outstanding under the Partnership's revolving credit facility that was allocated to Eagle Rock Midstream.  See Notes 10 and 11 for the derivative instruments that have been allocated to Eagle Rock Midstream.

NOTE 5.  ACQUISITIONS

Acquisition of Midstream Assets in the Texas Panhandle

On October 1, 2012, Eagle Rock Midstream completed the acquisition of two of BP America Production Company's ("BP") gas processing facilities, and the associated gathering systems, that are located in the Texas Panhandle (the "newly-acquired Panhandle System"). The aggregate purchase price of the newly-acquired Panhandle System was $230.6 million, which was funded from borrowings under the revolving credit facility.  The results of the operations of the newly-acquired Panhandle System have been included in the combined financial statements since the acquisition date.  In addition, $0.5 million of acquisition related expenses were incurred, which are included within general and administrative expenses, during the year ended December 31, 2012.

This acquisition was accounted for under the acquisition method of accounting.  Accordingly, Eagle Rock Midstream conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions were expensed as incurred.

The following presents the purchase price allocation for the newly-acquired Panhandle System assets (in thousands):

Current assets	$779
Property, plant, and equipment	206,849
Rights-of-way and easements	27,232
Current liabilities	(1,705)
Asset retirement obligations	(2,600)
$230,555

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs.  Significant inputs to the valuation of property, plant and equipment include estimates of: (i) replacement costs; (ii) useful and remaining lives; (iii) physical deterioration; and (iv) functional and technical obsolescence.  These inputs require significant judgments and estimates by the Partnership's management at the time of the valuation and are the most sensitive and subject to change.

Pro forma data for the years ended December 31, 2012 and 2011 has been deemed to be impracticable as BP did not separately manage its gathering and processing facilities with the activities of the acquired assets being integrated (financially and operationally) within its exploration and production segment.  The amounts of newly-acquired Panhandle System's revenue and net income included within Eagle Rock Midstream's audited combined statement of operations for the year ended December 31, 2012 are as follows.

	Revenue	Net Income
	($ in thousands)
Actual from October 1, 2012 to December 31, 2012	$81,013	$5,057

NOTE 6. PROPERTY PLANT AND EQUIPMENT

Fixed assets consisted of the following:

	December 31, 2013	December 31, 2012
	($ in thousands)
Land	$2,877	$2,876
Plant	520,607	443,527
Gathering and pipeline	777,463	753,009
Equipment and machinery	53,898	39,788
Vehicles and transportation equipment	3,789	3,808
Office equipment, furniture, and fixtures	397	373
Computer equipment	2,558	2,452
Linefill	5,181	4,328
Construction in progress	27,189	57,480
	1,393,959	1,307,641
Less: accumulated depreciation, depletion and amortization	(389,642)	(322,219)
Net property plant and equipment	$1,004,317	$985,422

The following table sets forth the total depreciation, capitalized interest costs and impairment expense by type of asset within Eagle Rock Midstream's audited combined statements of operations:
	Year Ended December 31,
	2013	2012	2011
	($ in thousands)
Depreciation	$67,734	$59,960	$53,208

Capitalized interest costs	$963	$1,311	$451

Impairment expense:
Plant assets (a)	$—	$57,527	$4,560
Pipeline assets (a)	$—	$52,537	$—
__________________________________
(a)
During the year ended December 31, 2012, Eagle Rock Midstream incurred impairment charges related to certain plants and pipelines due to (i) reduced throughput volumes as its producer customers curtailed their drilling activity in response to the continued depressed natural gas price environment (ii) the loss of significant gathering contracts on its Panola and other systems and (iii) the substantial damage incurred at the Yscloskey processing plant as a result of  Hurricane Isaac in August 2012. The value of assets for both the Panola system and the Yscloskey plant have been fully written down.  During the year ended December 31, 2011, Eagle Rock Midstream recorded an impairment charge to fully write-down its idle Turkey Creek plant.

NOTE 7.  ASSET RETIREMENT OBLIGATIONS

Eagle Rock Midstream recognizes asset retirement obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets.  Eagle Rock Midstream records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.  The Partnership recognizes asset retirement obligations in accordance with the term “conditional asset retirement obligation,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within its control.  Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional.  Accordingly, Eagle Rock Midstream is required to recognize a liability for the fair value of a conditional asset retirement obligation upon initial recognition if the fair value of the liability can be reasonably estimated.  The fair value of additions to the asset retirement obligations is estimated using valuation techniques that covert future cash flows to a single discounted amount.  Significant inputs to the valuation include estimates of (i) remediation costs, (ii) remaining lives, (iii) future inflation factors and (iv) a credit-adjusted risk free interest rate.

A reconciliation of Eagle Rock Midstream's liability for asset retirement obligations is as follows:

	2013	2012	2011

	($ in thousands)
Asset retirement obligations—January 1	$9,765	$7,077	$6,639
Additional liabilities	63	321	44
Liabilities settled	—	(1,091	(66)
Revision to liabilities	(50	325	—
Additional liability related to acquisitions	—	2,650	45
Accretion expense	622	483	415
Asset retirement obligations—December 31, (a)	$10,400	$9,765	$7,077
_____________________________________
(a)         As of December 31, 2013 and December 31, 2012, $1.9 million and  $0.8 million , respectively, were included within accrued liabilities in the Audited Combined Balance Sheets.

NOTE 8. INTANGIBLE ASSETS

Intangible assets consist of rights-of-way and easements and acquired customer contracts, which Eagle Rock Midstream amortizes over the term of the agreement or estimated useful life.  The amortization period for the rights-of-way and easements is 20 years. The amortization period for contracts ranges from 5 to 20 years.  Intangible assets consisted of the following:

	December 31, 2013	December 31, 2012
	($ in thousands)
Rights-of-way and easements—at cost	$127,168	$123,455
Less: accumulated amortization	(35,576)	(29,503)
Contracts	22,742	38,009
Less: accumulated amortization	(11,982)	(23,910)
Net intangible assets	$102,352	$108,051

The following table sets forth the total amortization and impairment expense by type of intangible assets within
Eagle Rock Midstream's combined statements of operations:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Amortization	$9,951	$10,534	$11,533

Impairment expense:
Rights-of-way (a)	$—	$5,266	$—
Contracts (a)	$—	$16,384	$—
_____________________________________
(a)
During the year ended December 31, 2012, Eagle Rock Midstream incurred impairment charges related to certain rights-of-way and contracts due to (i) reduced throughput volumes as its producer customers curtailed their drilling activities due to the continued decline in natural gas prices during the first three months of 2012 and (ii) the termination of significant gathering contracts on its Panola system during the year ended December 31, 2012.  The value of the contracts and rights-of-way related to the Panola system have been fully written down.

Estimated future amortization expense related to the intangible assets at December 31, 2013, is as follows (in thousands):

Year ending December 31,
2014	$7,762
2015	$7,761
2016	$7,761
2017	$7,760
2018	$7,759
Thereafter	$63,549

NOTE 9. LONG-TERM DEBT

Allocations to Eagle Rock Midstream

Based upon the potential transactions described under "Recent Developments" within Note 1 and the guidance under SAB Topic 5J, the entire amount outstanding under the Senior Notes (as defined below) has been allocated to Eagle Rock Midstream.  A portion of the amount outstanding under the Partnership's revolving credit facility has been allocated to Eagle Rock Midstream based on upon the percentage of the midstream component of the borrowing base to the entire borrowing base.  See below for a further discussion of the Partnership's revolving credit facility and Senior Notes.

 Long-term debt allocated to Eagle Rock Midstream consisted of the following:

	December 31, 2013	December 31, 2012
	($ in thousands)
Revolving credit facility:	$360,142	$322,854
Senior Notes:
8.375% senior notes due 2019	550,000	550,000
Unamortized bond discount	(4,738)	(5,395)
Total senior notes	545,262	544,605
Total long-term debt	$905,404	$867,459

In addition, Eagle Rock Midstream was allocated a portion of the debt issuance costs related to the revolving credit facility and all of the debt issuance costs related to the Senior Notes.  As of December 12, 2013 and 2012, Eagle Rock Midstream had unamortized debt issuance costs of $13.0 million and $15.9 million, respectively.

Scheduled maturities of long-term debt allocated to Eagle Rock Midstream as of December 31, 2013, were as follows:

Principal Amount
($ in thousands)
2014	$—
2015	—
2016	360,142
2017	—
2018	—
2019 and after	550,000
$910,142

Revolving Credit Facility

On June 22, 2011, the Partnership entered into an Amended and Restated Credit Agreement, as amended on December 28, 2012 (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative and documentation agent and swingline lender, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and the other lenders who are parties to the Credit Agreement.  The Credit Agreement amended and restated the Partnership’s prior $1,200 million Credit Agreement (the “Prior Credit Agreement”).  Upon the effectiveness of the Credit Agreement, all commitments of the lenders party to the Prior Credit Agreement were terminated and all loans and other indebtedness of the Partnership under the Prior Credit Agreement were renewed and extended, inclusive of new lender commitments, on the terms and conditions of the Credit Agreement. The Credit Agreement matures on June 22, 2016.

The initial borrowings under the Credit Agreement were used to repay in full the borrowings under the Prior Credit Agreement and to pay fees and expenses incurred in connection with the Credit Agreement.  Also, in connection with the Credit Agreement, the Partnership incurred debt issuance costs of $9.8 million and recorded a charge of $0.4 million to write off a portion of the unamortized debt issuance costs related to the Prior Credit Agreement.

On December 28, 2012, the Partnership received increased commitments from its lending group under the Credit Agreement. Aggregate commitments increased from $675 million to $820 million. The Partnership has the option to request further increases in commitments, subject to the terms and conditions of the Credit Agreement, up to an aggregate total amount of $1.2 billion. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component.  The upstream component of the borrowing base is determined semi-annually as an amount equal to the loan value of the proved oil and gas reserves of the Partnership and its subsidiaries as determined by the lenders party to the Credit Agreement.  The midstream component of the borrowing base is determined quarterly as an amount equal to the lesser of (i) 55% of the total borrowing base (subject to increase for certain periods following certain material acquisitions up to 60% of the total borrowing base) and (ii) 3.75 times Consolidated EBITDA (as defined in the Credit Agreement) attributable to the midstream assets of the Partnership and its subsidiaries for the trailing four fiscal quarters. Pro forma adjustments to each component of the borrowing base, and thus total availability under the credit facility, are made upon the occurrence of certain events including material acquisitions and dispositions.  Availability under the Credit Agreement is based on the lower of the current borrowing base and the total commitments. As of December 31, 2013, the Partnership had approximately $49.2 million of availability under the credit facility.  The Partnership currently pays a 0.50% commitment fee (based on the Partnership's borrowing base utilization percentage) per year on the difference between total commitments and the amount drawn under the credit facility.  The Partnership expects a reduction to its borrowing base once the potential transaction (discussed in Note 1) closes.

The Credit Agreement includes a sub-limit for the issuance of standby letters of credit for a total of $150.0 million.  As of December 31, 2013, the Partnership had $19.2 million of outstanding letters of credit.

At the Partnership's election, interest will accrue on the credit facility at either LIBOR plus a margin ranging from 1.75% to 2.75% (currently 2.25% per annum based on the Partnership's borrowing base utilization percentage) or the base rate plus a margin ranging from 0.75% to 1.75% (currently 1.25% per annum based on the Partnership's borrowing base utilization percentage).  The applicable margin is determined based on the utilization of the then existing borrowing base.  The borrowings under the Credit Agreement may be prepaid, without any premium or penalty, at any time. The base rate is generally the highest of the federal funds rate plus 0.5%, the prime rate as announced from time to time by the Administrative Agent, or daily LIBOR for a term of one month plus 1.0%.  As of December 31, 2013, the weighted average interest rate (excluding the impact of interest rate swaps) on the Partnership's outstanding debt under its revolving credit facility was 2.67%.

The obligations under the Credit Agreement are secured by first priority liens on substantially all of the Partnership’s (and its material subsidiaries') material assets, including a pledge of all of the equity interests of each of the Partnership’s material subsidiaries.

The Credit Agreement requires the Partnership and certain of its subsidiaries to make certain representations and warranties that are customary for credit facilities of this type.  The Credit Agreement also contains affirmative and negative covenants that are customary for credit facilities of this type, including compliance with financial covenants.  The financial covenants prohibit the Partnership from exceeding defined limits with respect to:

•
As of any fiscal quarter-end, the ratio of Consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarter period ending with such fiscal quarter to Consolidated Interest Expense (as defined in the Credit Agreement) for such four fiscal quarter period (the "Interest Coverage Ratio").

•
As of any fiscal quarter-end, the ratio of Total Funded Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA for the four fiscal quarter period ending with such fiscal quarter (the “Total Leverage Ratio”).

•
As of any fiscal quarter-end from December 31, 2013 through September 30, 2014, the ratio of Senior Secured Debt (as defined in the Credit Agreement) to Consolidated EBITDA for the four fiscal quarter period ending with such fiscal quarter (the “Senior Secured Leverage Ratio”).

•
As of any fiscal quarter-end the ratio of the Partnership’s consolidated current assets (including availability under the Credit Agreement up to the Loan Limit (as defined within the Credit Agreement), but excluding non-cash assets under the accounting guidance for derivatives) to consolidated current liabilities (excluding non-cash obligations under the accounting guidance for derivatives and current maturities under the Credit Agreement) (the “Current Ratio”).

The following table presents the debt covenant levels specified in its revolving credit facility as of December 31, 2013:

Quarter Ended	Total Leverage Ratio	Senior Secured Leverage Ratio	Interest Coverage Ratio	Current Ratio
December 31, 2013	5.50	3.15	2.50	1.0
March 31, 2014	5.25	3.10	2.50	1.0
June 30, 2014	5.00	3.05	2.50	1.0
September 30, 2014	4.75	2.95	2.50	1.0
Thereafter	4.50	NA	2.50	1.0

The following table presents the Partnership's actual covenant ratios as of December 31, 2013:

Interest coverage ratio	3.1
Total leverage ratio	5.4
Senior secured leverage ratio	3.06
Current ratio	1.1

As of December 31, 2013, the Partnership was in compliance with the financial covenants under the Credit Agreement.  The Partnership expects compliance with financial covenants under the Credit Agreement through 2014 because the Midstream Business Contribution to Regency will substantially improve the Partnership’s liquidity and debt ratios through the elimination of significant debt currently outstanding under our revolving credit facility and the proposed assumption of all of it's senior unsecured notes via an exchange offer to be conducted by Regency. The completion of the Midstream Business Contribution is subject to regulatory and unitholder approvals. As a result, the Partnership can provide no assurance that the Midstream Business Contribution will be completed within its anticipated time frame, or at all. Should the Midstream Business Contribution not be consummated, the Partnership intends to explore alternative means to reduce its leverage ratios to comply with the financial covenants, which may include asset sales or purchases, equity financings, the separation of its upstream and midstream businesses or other alternatives.

On February 26, 2014, the Partnership and its lender group amended the Credit Agreement to, among other items, allow for a temporary step-up in the Total Leverage Ratio and Senior Secured Leverage Ratio, and allow for additional liquidity at its election. For a further discussion of the Credit Agreement amendment, see Note 18.

Senior Notes

On May 27, 2011, the Partnership, along with its subsidiary, Eagle Rock Energy Finance Corp. ("Finance Corp"), as co-issuer and certain subsidiary guarantors, issued $300.0 million of senior unsecured notes (the "Senior Notes"), that bear a coupon of 8.375%, through a private placement.  The Senior Notes will mature on June 1, 2019, and interest is payable on each June 1 and December 1, commencing December 1, 2011.  After the original discount of $2.2 million and excluding related offering expenses, the Partnership received net proceeds of approximately $297.8 million, which were used to repay borrowings outstanding under the Prior Credit Agreement.

On July 13, 2012, the Partnership, along with its subsidiary, Finance Corp, as co-issuer and certain subsidiary guarantors, completed the sale of an additional $250.0 million of 8.375% senior unsecured notes due 2019 through a private placement exempt from the registration requirements of the Securities Act of 1933. After the original issue discount of $3.7 million and excluding related offering expenses, the Partnership received net proceeds of approximately $246.3 million, which were used to repay borrowings outstanding under its revolving credit facility.  This issuance supplemented the Partnership's prior $250.0 million of Senior Notes issued in May 2011, all of which are treated as a single series.

The Senior Notes are general unsecured senior obligations and rank equally in right of payment with all of the Partnership's existing and future senior indebtedness and rank senior in right of payment to any of the Partnership's future subordinated indebtedness.  The Senior Notes are effectively junior in right of payment to all of the Partnership's existing and future secured indebtedness and other obligations, including borrowings outstanding under the Partnership's Credit Agreement, to the extent of the value of the assets securing such indebtedness and other obligations.  The Senior Notes are jointly and severally guaranteed on a senior unsecured basis by the Partnership's existing and future subsidiaries, who are referred to as the "subsidiary guarantors," that guarantee the Partnership's credit facility or other indebtedness.

The indenture governing the Senior Notes, among other things, restricts the Partnership's ability and the ability of the Partnership's restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness or issue redeemable stock; (ii) pay dividends on stock, repurchase stock or redeem subordinated debt; (iii) make certain investments; (iv) enter into certain transactions with affiliates; (v) create liens on their assets; (vi) sell or otherwise dispose of certain assets, including capital stock of subsidiaries; (vii) restrict dividends, loans or other asset transfers from the Partnership's restricted subsidiaries; (viii) enter into new lines of business; and (ix) consolidate with or merge with or into, or sell all or substantially all of their properties (taken as a whole) to another person.

The Partnership has the option to redeem all or a portion of the Senior Notes at any time on or after June 1, 2015 at the redemption prices specified in the indenture plus accrued and unpaid interest.  The Partnership may also redeem the Senior Notes, in whole or in part, at a "make-whole" redemption price specified in the indenture, plus accrued and unpaid interest, at any time prior to June 1, 2015.  In addition, the Partnership may redeem up to 35% of the Senior Notes prior to June 1, 2014 under certain circumstances with the net cash proceeds from certain equity offerings at 108.375% of the principal amount of the notes redeemed.

NOTE 10. RISK MANAGEMENT ACTIVITIES

Interest Rate Swap Derivative Instruments

Various interest rate swaps have been entered into to mitigate interest rate risk. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into these swaps is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense.

The following table sets forth certain information regarding the Partnership's various interest rate swaps that have been allocated (as discussed in Note 4) to Eagle Rock Midstream as of December 31, 2013:

Effective Date	Expiration Date	Notional Amount	Fixed Rate
6/22/2011	6/22/2015	$122,500,000	2.95%

Commodity Derivative Instruments - Corporate

The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors which are beyond Eagle Rock Midstream's control.  These risks can cause significant changes in cash flows and the Partnership's ability to comply with the covenants of the revolving credit facility.  Risk management activities that take the form of commodity derivative instruments have been entered into in order to manage the risks associated with changes in the future prices of crude oil, natural gas and NGLs on its forecasted equity production.  It has been determined that it is necessary to hedge a substantial portion of the expected production in order to meaningfully reduce the future cash flow volatility.  Hedging levels are generally limited to less than its total expected future production.  While hedging at this level of production does not eliminate all of the volatility in the cash flows, the risk of situations where a modest loss of production would not put it in an over-hedged position is mitigated.  At times, the strategy may involve entering into hedges with strike prices above current future prices or resetting existing hedges to higher price levels in order to meet the cash flow objectives or to stay in compliance with the covenants under the revolving credit facility.  In addition, hedges or portions of hedges may be terminated or unwound when the expected future volumes do not support the level of hedges.  For Eagle Rock Midstream, expected future production is based on the expected production from wells currently flowing to the Partnership's processing plants, plus additional volumes it expects to receive from future drilling activity by its producer customer base.  The expectations for volumes associated with future drilling are based on information it receives from its producer customer base and historical observations. Appropriate contract terms are applied to these projections to determine the expected future equity share of the commodities.

Fixed-price swaps, costless collars and put options are used to achieve the hedging objectives and often expected future volumes of one commodity are hedged with derivatives of the same commodity.  In some cases, however, it is believed that it is better to hedge future changes in the price of one commodity with a derivative of another commodity, which is referred to as “proxy” hedging.  The changes in future NGL prices will be hedged using crude oil hedges because NGL prices have been highly correlated to crude oil prices and hedging NGLs directly is usually less attractive due to the relative illiquidity in the NGL forward market.  A portion of the expected future ethane production may be hedged using natural gas because forward prices for ethane are often heavily discounted from its current prices.  Also, natural gas prices provide support for ethane prices because in many processing plants ethane can be recombined with the residue gas stream and sold as natural gas.  When "proxy" hedging is used, the expected volumes of the underlying commodity are converted to the equivalent volumes of the hedged commodity.  In the case of NGLs hedged with crude oil derivatives, these conversions are based on the historical relationship of the prices of the two commodities and management's judgment regarding future price relationships of the commodities.  In the case where ethane is hedged with natural gas derivatives, the conversion is based on the thermal content of ethane.

For accounting purposes, none of the commodity derivative instruments have been designated as hedges; instead these derivative contracts are marked to fair value (see Note 11).  Changes in fair values of the commodity derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within revenue.

Using derivative instruments to economically hedge exposure to changes in commodity prices exposes oneself to counterparty credit risk.  Historically, the corporate derivative counterparties have all been participants or affiliates of participants within the Partnership's revolving credit facility (see Note 9), which is secured by substantially all of the assets of the Partnership.  Therefore, no collateral is required to be posted, nor is collateral required from the counterparties.  The Partnership minimizes the credit risk in derivative instruments by limiting exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis.  In addition, the Partnership's derivative contracts for certain counterparties are subject to counterparty netting agreements governing such derivatives, and when possible, the Partnership nets the open positions of each counterparty.  See Note 11 for the impact to the Partnership's audited combined balance sheets of the netting of these derivative contracts.

The commodity derivative counterparties as of December 31, 2013, not including counterparties of its marketing and trading business, included Wells Fargo Bank, National Association, Comerica Bank,  Bank of Nova Scotia, The Royal Bank of Scotland plc, Bank of America N.A., J Aron and Company (an affiliate of Goldman Sachs), ING Capital Markets LLC, BBVA Compass Bank, Royal Bank of Canada, Regions Financial Corporation and CITIBANK, N.A.

The following tables set forth certain information regarding the Partnership's commodity derivatives allocated (as discussed in Note 4) to Eagle Rock Midstream.   Within each table, some trades of the same commodities with the same tenors have been aggregated and shown as weighted averages.

Commodity derivatives, as of December 31, 2013, that will mature during the years ended December 31, 2014, 2015 and 2016:

Underlying	Type	Notional Volumes (units) (a)	Floor Strike Price ($/unit)(b)	Cap Strike Price ($/unit)(b)
Contracts Maturing in 2014
Natural Gas	Swap (Pay Floating/Receive Fixed)	5,040,000	$4.09
Crude Oil	Swap (Pay Floating/Receive Fixed)	961,800	$97.00
Crude Oil	Costless Collar	240,000	$90.00	$106.00
Contracts Maturing in 2015
Natural Gas	Swap (Pay Floating/Receive Fixed)	1,206,000	$4.36
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$87.29
Contracts Maturing in 2016
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$84.48
_______________________
(a)	Volumes of natural gas are measured in MMbtu, volumes of crude oil are measured in barrels, and volumes of natural gas liquids are measured in gallons.
(b)	Amounts represent the weighted average price. The weighted average prices are in $/MMbtu for natural gas, $/barrel for crude oil and $/gallon for natural gas liquids.

Commodity Derivative Instruments - Marketing & Trading

Eagle Rock Midstream conducts natural gas marketing and trading activities.  Eagle Rock Midstream engages in activities intended to capitalize on favorable price differentials between various receipt and delivery locations.  These activities are governed by its risk policy.

As part of its natural gas marketing and trading activities, Eagle Rock Midstream enters into both financial derivatives and physical contracts. These financial derivatives, primarily basis swaps, are transacted: (i) to economically hedge subscribed capacity exposed to market rate fluctuations and (ii) to mitigate the price risk related to other purchase and sales of natural gas.  By entering into a basis swap, one pricing index is exchanged for another, effectively locking in the margin between the natural gas purchase and sale by removing index spread risk on the combined physical and financial transaction.

A commodity-related derivative contract may be designated as a "normal" purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business.  If designated as "normal" the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.  Commodity-related contracts that do not qualify for the normal designation are accounted for as derivatives and are marked-to-market each period.

Through Eagle Rock Midstream's natural gas marketing activity, Eagle Rock Midstream will have credit exposure to additional counterparties. Eagle Rock Midstream minimizes the credit risk associated with natural gas marketing by limiting its exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis.  In addition, its natural gas purchase and sale contracts, for certain counterparties, are subject to counterparty netting agreements governing settlement under such natural gas purchase and sales contracts.

Marketing and Trading commodity derivative instruments, as of December 31, 2013, that will mature during the years ended December 31, 2014 and 2015 and beyond:

Type	Notional Volumes (MMbtu)
Portion of Contracts Maturing in 2014
Basis Swaps - Purchases	6,955,000
Basis Swaps - Sales	2,675,000
Index Swap - Purchases	620,000
Index Swap - Sales	1,365,000
Swap (Pay Fixed/Receive Floating) - Purchases	930,000
Swap (Pay Floating/Received Fixed) - Sales	465,000
Forward purchase contract - index	13,090,332
Forward sales contract - index	18,873,397
Forward purchase contract - fixed price	2,263,000
Forward sales contract - fixed price	2,728,000
Portion of Contracts Maturing in 2015 and beyond
Basis Swaps - Purchases	13,280,000
Basis Swaps - Sales	13,280,000

Changes in the fair value of these financial and physical contracts are recorded as adjustments to natural gas sale

Fair Value of Interest Rate and Commodity Derivatives

Fair values of interest rate and commodity derivative instruments not designated as hedging instruments in the combined balance sheet as of December 31, 2013 and 2012:

	As of December 31, 2013
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$—	Current liabilities	$(3,043)
Interest rate derivatives - liabilities	Long-term assets	—	Long-term liabilities	(1,413)
Commodity derivatives - assets	Current assets	4,427	Current liabilities	688
Commodity derivatives - assets	Long-term assets	1,807	Long-term liabilities	1,069
Commodity derivatives - liabilities	Current assets	(15)	Current liabilities	(4,159)
Commodity derivatives - liabilities	Long-term assets	(186)	Long-term liabilities	(2,121)
Total derivatives		$6,033		$(8,979)

	As of December 31, 2012
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$(2,373)	Current liabilities	$(589)
Interest rate derivatives - liabilities	Long-term assets	—	Long-term liabilities	(4,264)
Commodity derivatives - assets	Current assets	17,634	Current liabilities	19
Commodity derivatives - assets	Long-term assets	9,602	Long-term liabilities	—
Commodity derivatives - liabilities	Current assets	(45)	Current liabilities	(49)
Commodity derivatives - liabilities	Long-term assets	(883)	Long-term liabilities	—
Total derivatives		$23,935		$(4,883)

The following table sets forth the location of gains and losses for derivatives not designated as hedging instruments within the audited combined statements of operations (in thousands):

Amount of Gain (Loss) Recognized in Income on Derivatives		Year Ended December 31,
		2013	2012	2011

Interest rate derivatives	Interest rate risk management losses, net	$(541)	$(2,255)	$(6,521)
Commodity derivatives	Commodity risk management gains (losses), net	(14,596)	29,784	(4,759)
Commodity derivatives -trading	Natural gas, natural gas liquids, oil, condensate and helium sales	315	(192)	772
	Total	$(14,822)	$27,337	$(10,508)

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Eagle Rock Midstream utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets and liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

As of December 31, 2013, the interest rate swaps and commodity derivative instruments (see Note 10), which includes crude oil, natural gas and NGLs, are recorded at fair value. The classification of the inputs are reviewed at the end of each period and the inputs to measure the fair value of its interest rate swaps, crude oil derivatives and natural gas derivatives are classified as Level 2.  In prior periods, the inputs to measure its NGL derivatives were classified as Level 3 as the NGL market was considered to be less liquid and thinly traded.  As of September 30, 2011, it was concluded that the inputs for the NGL derivatives were considered to be more observable due to the NGL market being more liquid through the term of the contracts and classified these inputs as Level 2.

The following table discloses the fair value of the allocated derivative instruments as of December 31, 2013 and 2012:

	As of December, 2013
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$3,652	$—	$(256)	$3,396
Natural gas derivatives	—	4,339	—	(1,702)	2,637
Total	$—	$7,991	$—	$(1,958)	$6,033

Liabilities:
Crude oil derivatives	$—	$(2,138)	$—	$256	$(1,882)
Natural gas derivatives	—	(4,343)	—	1,702	(2,641)
Interest rate swaps	—	(4,456)	—	—	(4,456)
Total	$—	$(10,937)	$—	$1,958	$(8,979)
____________________________
(a)	Represents counterparty netting under agreement governing such derivative contracts.
	As of December 31, 2012
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$13,795	$—	$(607)	$13,188
Natural gas derivatives	—	6,768	—	(113)	6,655
NGL derivatives	—	6,465	—	—	6,465
Interest rate swaps	—	—	—	(2,373)	(2,373)
Total	$—	$27,028	$—	$(3,093)	$23,935

Liabilities:
Crude oil derivatives	$—	$(607)	$—	$607	$—
Natural gas derivatives	—	(143)	—	113	(30)
Interest rate swaps	—	(7,226)	—	2,373	(4,853)
Total	$—	$(7,976)	$—	$3,093	$(4,883)
____________________________
(a)	Represents counterparty netting under agreement governing such derivative contracts.

The following table sets forth a reconciliation of changes in the fair value of the Level 3 NGL derivatives during the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year ended December 31,
	2013	2012	2011

Net liability beginning balance	$—	$—	$(5,733)
Settlements	—	—	15,562
Total gains or losses (realized and unrealized)	—	—	(12,784)
Transfers out of Level 3	—	—	2,955
Net liability ending balance	$—	$—	$—

The Level 3 NGL derivatives were valued using forward curves, interest rate curves, and volatility parameters, when applicable.  In addition, the impact of counterparty credit risk is factored into the value of derivative assets, and the Partnership's credit risk is factored into the value of derivative liabilities.

Realized and unrealized losses related to the interest rate derivatives are recorded as part of interest rate risk management gains and losses in the audited combined statements of operations.  Realized and unrealized gains and losses related to commodity derivatives are recorded as a component of revenue in the audited combined statements of operations.

Fair Value of Assets and Liabilities Measured on a Non-recurring Basis

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

As of December 31, 2013, the outstanding debt associated with the Credit Agreement bore interest at a floating rate; as such, Eagle Rock Midstream believes that the carrying value of this debt approximates its fair value.  The outstanding debt associated with the Senior Notes bears interest at a fixed rate; based on the market price of the Senior Notes as of December 31,  2013 and 2012, the fair value of the Senior Notes allocated to Eagle Rock Midstream is estimated to be $599.5 million compared to $561.0 million.  Fair value of the senior notes was estimated based on prices quoted from third-party financial institutions, which are characteristic of Level 2 fair value measurement inputs.

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation—Eagle Rock Midstream is subject to lawsuits which arise from time to time in the ordinary course of business, such as the interpretation and application of contractual terms related to the calculation of payment for liquids and natural gas proceeds.  Eagle Rock Midstream did not have an accrual as of December 31, 2013 or December 31, 2012 related to legal matters, and current lawsuits are not expected to have a material adverse effect on its financial position, results of operations or cash flows.  Eagle Rock Midstream has been indemnified by a third-party up to a certain dollar amount for two lawsuits.  If there ultimately is a finding against it in these two indemnified cases, it would expect to make a claim against the indemnification up to limits of the indemnification.

Insurance—The Partnership covers its operations and assets with insurance which management believes is consistent with that in force for other companies engaged in similar commercial operations with similar type properties.  This insurance includes: (1) commercial general liability insurance covering liabilities to third parties for bodily injury, property damage and pollution arising out of Eagle Rock Energy operations; (2) workers’ compensation liability coverage for employees to required statutory limits; (3) automobile liability insurance covering liability to third parties for bodily injury and property damage arising out of the operation of all owned, hired and non-owned vehicles by its employees on company business; (4) property insurance covering the replacement cost of all owned real and personal property, including coverage for losses due to boiler and machinery breakdown, earthquake, flood and consequent business interruption/extra expense; (5) control of well/operator's extra expense insurance for operated and non-operated wells in the Upstream Segment; and (6) corporate liability insurance including coverage for Directors and Officers and Employment Practices liabilities.  In addition, the Partnership maintains excess liability insurance providing limits in excess of the established primary limits for commercial general liability and automobile liability insurance.

All coverages are subject to industry accepted policy terms, conditions, limits and deductibles comparable to that obtained by other energy companies with similar operations.  The cost of insurance for the energy industry continued to fluctuate over the past year, reflecting the changing conditions in the insurance markets.

A portion of the cost of the premiums paid by the Partnership have been allocated to Eagle Rock Midstream and included within general and administrative expenses as discussed within Note 4.

Environmental—The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment.  As an owner or operator of these facilities, Eagle Rock Midstream must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters.  The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation.  Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Midstream's combined results of operations, financial position or cash flows.  At December 31, 2013 and 2012, Eagle Rock Midstream had accrued approximately $0.7 million and $0.2 million, respectively, for environmental matters.

Other Commitments—Eagle Rock Midstream utilizes assets under operating leases for its certain equipment, certain rights-of-way and facilities locations and vehicles and in several areas of its operations.  Rental expense, including leases with no continuing commitment, amounted to approximately $7.1 million, $5.1 million and $6.7 million, respectively, for the years ended December 31, 2013, 2012 and 2011.  In addition, the allocation of general and administrative expenses from the Partnership for the years ended December 31, 2013, 2012 and 2011, included rent expense of approximately $1.2 million, $1.0 million and $0.7 million, respectively.  Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

NOTE 13. EMPLOYEE BENEFIT PLAN

The Partnership offers a defined contribution benefit plan to its employees. For each of the three-years ended December 31, 2013, the plan provided for a dollar for dollar matching contribution by the Partnership of up to 4% of an employee's contribution and 50% of additional contributions up to an additional 2%. Additionally, the Partnership may, at its sole discretion and election, contribute up to 6% of a participating employee's base salary annually, subject to vesting requirements. Expenses under the plan for the years ended December 31, 2013, 2012 and 2011 were approximately $1.4 million, $1.0 million and $0.6 million, respectively, for the Eagle Rock Midstream Employees.

NOTE 14. INCOME TAXES

As Eagle Rock Midstream is not a separate legal entity, it does not file its own tax returns, but its results are included within the Partnership's consolidated tax return.  In order to present the effect on the results of Eagle Rock Midstream had it not been eligible to be included in the Partnership's consolidated income tax returns, the tax provision have been presented on a separate return basis in accordance with the guidance under Staff Accounting Bulletin ("SAB") Topic 1B.

Eagle Rock Midstream's provision for income taxes relates to taxes for the State of Texas.  On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax.  In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.  Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses.

Eagle Rock Midstream's state income tax provision was comprised solely of changes to its net deferred tax liability for the years ended December 31, 2013, 2012 and 2011.  During the years ended December 31, 2013, 2012 and 2011, Eagle Rock Midstream generated a taxable loss and thus did not incur any current state taxes.

The effective rates for the years ended December 31, 2013, 2012 and 2011 are shown in the table below.  For the year ended December 31, 2012, the effective tax rate is attributable to the state taxes being applied to book income. For the years ended December 31, 2013 and 2011, the state based income taxes were applied against book losses which resulted in effective tax rates of 100% and 100%, respectively.   A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows (in thousands):

	For the Year Ended December 31,
	2013	2012	2011

Pre-tax net book income (loss) from continuing operations	(81,131)	(152,146)	(6,645)
State income tax current and deferred	77	(110)	1,422
Effective income tax rate on continuing operations	100.0%	0.1%	100.0%

Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2013 and 2012 are as follows (in thousands):

	December 31, 2013	December 31, 2012
Deferred Tax Assets:
Unrealized hedging transactions	$27	$—
Total Deferred Tax Assets	27	—

Deferred Tax Liabilities:
Property, plant, equipment & amortizable assets	(5,294)	(4,828)
Unrealized hedging transactions	—	(180)
Total Deferred Tax Liabilities	(5,294)	(5,008)
Total Net Deferred Tax Liabilities	(5,267)	(5,008)
Current portion of total net deferred tax liabilities	—	—
Long-term portion of total net deferred tax liabilities	$(5,267)	$(5,008)

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At December 31, 2013, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Partnership will realize the benefits of these deductible differences.

Eagle Rock Midstream adopted authoritative guidance related to accounting for uncertainty in income taxes on January 1, 2007.  Eagle Rock Midstream has taken a position which is deemed to be “more likely than not” to be upheld upon review, if any, with respect to the deductibility of certain costs for the purpose of its franchise tax liability on a state franchise return.   Eagle Rock Midstream has recorded a provision for the portion of this tax liability equal to the probability of recognition.  In addition, the Partnership has accrued interest and penalties associated with these liabilities and has recorded these amounts within its state deferred income tax expense. The amount stated below relates to the tax returns filed for 2013, 2012 and 2011, which are still open under current statute.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits (liabilities) is as follows (in thousands):

	2013	2012	2011
Balance at beginning of period	$(830)	$(735)	$(569)
Increases related to current year tax positions	(128)	(53)	(132)
Increases related to tax interest and penalties	(39)	(42)	(34)
Decreases related to statutory limitations	267	—	—
Decreases related to tax interest and penalties	82	—	—
Balance at end of period	$(648)	$(830)	$(735)

NOTE 15. EQUITY-BASED COMPENSATION

Eagle Rock Energy G&P, LLC, the general partner of the general partner of the Partnership, has a long-term incentive plan, as amended (“LTIP”), for its employees, directors and consultants who provide services to the Partnership and its subsidiaries and affiliates.  The LTIP provides for the issuance of an aggregate of up to 7,000,000 common units, to be granted either as options, restricted units or phantom units, of which, as of December 31, 2013, a total of 913,794 common units remained available for issuance.  Grants under the LTIP are made at the discretion of the board and to date have only been made in the form of restricted units. Distributions declared and paid on outstanding restricted units, where such restricted units are eligible to receive distributions, are paid directly to the holders of the restricted units.  No options or phantom units have been issued to date.

The restricted units granted are valued at the market price as of the date issued.  The weighted average fair value of the units granted during the years ended December 31, 2013, 2012 and 2011 was $9.21, $9.50 and $10.13, respectively.  The awards generally vest over three years on the basis of one third of the award each year.  The Partnership recognizes compensation expense on a straight-line basis over the requisite service period for the restricted unit grants.  During the restriction period, distributions associated with the granted awards will be distributed to the awardees.

A summary of the restricted common units’ activity related to the Eagle Rock Midstream Employees for the year ended December 31, 2013 is provided below:

	Number of Restricted Units	Weighted Average Fair Value
Outstanding at December 31, 2012	596,262	$9.64
Granted	397,775	$9.56
Vested	(250,341	$9.25
Forfeited	(59,587	$9.63
Outstanding at December 31, 2013	684,109	$9.73

For the years ended December 31, 2013, 2012 and 2011, non-cash compensation expense of approximately $3.0 million, $2.2 million and $0.8 million, respectively, was recorded, related to the granted restricted units of the Eagle Rock Midstream Employees, as part of general and administrative expense in the combined statement of operations.  In addition, the allocation of general and administrative expenses from the Partnership for the years ended December 31, 2013, 2012 and 2011, included non-cash compensation expense of approximately, $4.8 million, $3.1 million and $2.0 million, respectively.

As of December 31, 2013, unrecognized compensation costs related to the outstanding restricted units under the LTIP of the Eagle Rock Midstream Employees totaled approximately $4.5 million. The remaining expense is to be recognized over a weighted average of 1.8 years.

NOTE 16.   DIVESTITURE RELATED ACTIVITIES

Past Divestitures

The following table represents activity from divestiture related activities for the years ended December 31, 2011:

Wildhorse System (a)
($ in thousands)
Year Ended December 31, 2011:
Revenues	$6,859
(Loss) income from Operations	$548
Discontinued operations, net of tax	$(180)
Loss from the sale	$(718)
Proceeds from sale	$5,712
_____________________________
(a)	On May 20, 2011, the Partnership sold its Wildhorse Gathering System.

NOTE 17. OTHER OPERATING INCOME

In July 2008, SemGroup, L.P. and certain of its subsidiaries (“SemGroup”) filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Eagle Rock Midstream historically sold portions of its condensate production from its Texas Panhandle and East Texas midstream systems to SemGroup.  In August 2009, Eagle Rock Midstream sold $3.9 million of its outstanding receivables from SemGroup, which represented its 20-day administrative claims under 503(b)(9) of the United States Bankruptcy Code, for which it received a payment of $3.0 million.  Due to certain repurchase obligations under the assignment agreement, Eagle Rock Midstream recorded the payment as a current liability within accounts payable as of December 31, 2010 and maintained the balance as a liability until it was clear that the repurchase obligations can no longer be triggered.  Due to the expiration of the repurchase obligations during the year ended December 31, 2011, Eagle Rock Midstream released its reserve for these receivables and recorded other operating income of $2.9 million related to these reserves.

NOTE 18.  SUBSEQUENT EVENTS

In February 2014, the Partnership entered into an amended credit agreement with its lender group which allowed for greater liquidity under the senior secured credit facility and for greater covenant flexibility for the first quarter of 2014. Specifically, the amendment provides for: (i) an increase in the Total Leverage Ratio and Senior Secured Leverage Ratio (as defined in the Credit Agreement) to 5.85x and 3.40x, respectively, for the quarter ended March 31, 2014; (ii) the exclusion of fees and expenses associated with the strategic review and disposition of the Partnership’s Midstream Business from the calculation of Consolidated EBITDA (as defined in the Credit Agreement); (iii) deferring the redetermination of the Upstream Borrowing Base until June 1, 2014; and (iv) the option for the Partnership, at its election, to expand the multiplier for the Midstream Borrowing Base from 3.75x to 4.00x.

On February 28, 2014, the Partnership announced that itself and Regency had received a request for additional information and documents from the Federal Trade Commission in connection with the proposed contribution of the Partnership's Midstream Business to Regency.

Subsequent events have been evaluated through March 12, 2014, the date the financial statements were issued.